Exhibit 99.1
To: U.S. Alpharma Colleagues
From: The FLECTOR® Patch Brand Team
Re: FLECTOR Patch Surpasses $100M in U.S. Sales
Date: 10/31/2008
FLECTOR® Patch has achieved a significant milestone — it has now surpassed $100M in US sales since launch.
We are very excited about this accomplishment and want to sincerely thank you for your support in helping FLECTOR® Patch achieve this milestone.
FLECTOR® Patch has helped a large number of patients effectively treat their acute pain due to minor strains, sprains and contusions. In fact, FLECTOR® Patch is now approaching half a million prescriptions since launch with over 45,000 prescribers! We are extremely proud of this most recent accomplishment as well as the benefits we have provided to these acute pain patients.
We look forward to a strong close to 2008 and even greater things to come in 2009.
The FLECTOR® Brand Team